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Exhibit No. 12.1 -- Computation of Earnings to Fixed Charges

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
                                                            Years Ended December 31,
                                             1994        1995        1996         1997         1998
                                           --------    --------    ---------    ---------    ---------
One-third of rent expense                  $    492    $    882    $     942    $   1,062    $   1,134

Interest including amortization
  of deferred financing fees                  3,334      10,745       18,685       20,285       25,451
                                           --------    --------    ---------    ---------    ---------

Fixed charges                                 3,826      11,627       19,627       21,347       26,585
Income (loss) before income taxes             9,983       4,830      (43,311)     (14,782)    (137,168)
                                           --------    --------    ---------    ---------    ---------

Earnings before fixed charges              $ 13,809    $ 16,457    $ (23,684)   $   6,565    $(110,583)
                                           ========    ========    =========    =========    =========

Ratio of earnings to fixed charges             3.61x       1.42x        0.00x        0.00x        0.00x
                                           ========    ========    =========    =========    =========

Deficiency of earnings to fixed charges    $     --    $     --    $ (43,311)   $ (14,782)   $(137,168)
                                           ========    ========    =========    =========    =========
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